Exhibit 99.1

3D Systems Reports

Fourth Quarter and Full Year 2024 Financial Results

ROCK HILL, South Carolina - March 26, 2025 - 3D Systems Corporation (NYSE:DDD) announced today its financial results for the fourth quarter and full year ended December 31, 2024.

•

Full-year 2024 revenue of $440 million, above lower end of guidance range, inclusive of a $9 million revenue reduction in Q4 driven by a change in accounting estimates for Regenerative Medicine program milestone recognition. This change in estimate is related to the now anticipated use of pre-clinical human decedent testing, successfully demonstrated by our partner, United Therapeutics, which led to refinement of the milestone technical criteria.

•	Continued reduction in operating expenses in Q4 reflecting the company’s focus on cost savings and efficiency improvements.

•	Announcement of a new cost reduction initiative expected to deliver over $50 million in incremental annualized savings related to actions taken throughout 2025 and the first-half 2026.

•	All regulatory approvals have been obtained for sale of Geomagic software platform, with a sale price of $123 million and targeted close in early April.

•	Balance sheet cash and cash equivalents of $171 million as of December 31, 2024. Proceeds from Geomagic sale to further strengthen balance sheet in Q2.

•

Normalizing for divestiture, 2025 full-year forecast reflects return to flat to modest top line organic growth with progressive cost reductions strengthening EBITDA performance throughout the year. Target is to exit 2025 at positive adjusted-EBITDA levels, with continuing momentum in 2026.

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
(in millions, expect per share data)	(unaudited)	(unaudited)
Revenue	$111.0	$114.8	$440.1	$488.1
Gross profit	$34.4	$44.0	$164.2	$196.4
Gross profit margin	31.0%	38.3%	37.3%	40.2%
Operating expense	$64.8	$371.3	$441.6	$602.4
Operating loss	$(30.4)	$(327.3)	$(277.4)	$(406.0)
Net loss attributable to 3D Systems Corporation	$(33.7)	$(292.7)	$(255.6)	$(362.7)
Diluted loss per share	$(0.25)	$(2.25)	$(1.94)	$(2.79)

Non-GAAP measures for year-over-year comparisons (1)
Non-GAAP gross profit margin	31.3%	39.8%	37.4%	40.6%
Non-GAAP operating expense	$58.4	$65.4	$250.3	$246.0
Adjusted EBITDA	$(19.1)	$(14.0)	$(66.4)	$(26.3)
Non-GAAP diluted loss per share	$(0.19)	$(0.13)	$(0.62)	$(0.28)

(1)	See “Presentation of Information in this Press Release” below for a description, and the Appendix for the reconciliation of non-GAAP measurements to the most closely comparable GAAP measure.

Summary Comments on Results

“While 2024 was a challenging year for sales, reflecting weak customer capex spending on new manufacturing plant capacity through the first three quarters, we were pleased to see a healthy uptick in the sale of new industrial printer systems and global services in the fourth quarter,” said Dr. Jeffrey Graves, president & CEO of 3D Systems. “In addition, with the largest installed base in the additive manufacturing industry, we were pleased to see a return to healthy consumable sales across most markets, reflecting higher utilization rates for existing machines. These positive changes in our core business units were unfortunately masked by the impact of an accounting estimate change in our Regenerative Medicine program related to refinement of technical acceptance criteria associated with a potential change in testing methodology for printed human lungs, which are the focus of this program. This estimate change relates to the incorporation of in vivo human decedent testing protocols, which have recently been successfully demonstrated by our partner, United Therapeutics. While this accounting estimate change was not originally contemplated in our 2024 guidance, I am pleased that our core businesses still delivered within the full-year revenue range communicated in our prior forecast, and that the market showed signs of strengthening in the fourth quarter.”

Dr. Graves continued, “While sales were weak across our industry for the last year, for 3D Systems 2024 will be remembered as a historic year of innovation, one in which dozens of new products were launched in both our Healthcare and Industrial markets. This strength in new products was a direct reflection of the continuity in R&D investment that we maintained over this challenging period. Naming just a few key milestones, early in the year we announced the largest contract in the Company’s history, securing our leadership in the dental market for the straightening of teeth, while simultaneously building critical momentum in the even larger adjacent market for teeth replacement, culminating in the announcement of our jetted denture solution which was granted clearance by the FDA in September. In our Industrial business, our collaboration with Daimler Truck demonstrated the exceptional savings potential for integrating digital rights management with on-demand localized print capabilities using Oqton work-flow management for critical spare parts, a market that is expected to reach $8 billion for trucks by 2027. With the broadest range of metal and polymer additive manufacturing technology in the entire industry, and our application-first mindset, we believe our organic growth prospects will be a key differentiator in the path ahead.”

Dr. Graves concluded, “With our new products now gaining traction in the market, our focus is increasingly centered on driving gross margin expansion and operating expense improvements in the face of continuing uncertainty in the global markets. Given this potential demand profile, we believe it is prudent to undertake further significant actions to reduce costs and improve operating efficiencies to support our long-term mission of delivering growth with sustainable profitability. Our latest cost initiative, which began in Q1 of 2025, is targeted at delivering over $50 million of incremental annualized savings based on actions taken over the next six quarters. Importantly, while these efforts will not be fully completed until the middle of 2026, we anticipate significant improvements associated with them, in conjunction with those taken previously, leading us to expect break-even-or-better adjusted-EBITDA performance by the fourth quarter of 2025, despite essentially flat-to-modest revenue growth. From a balance sheet perspective, having previously retired over 50% of our Convertible Notes due November 2026, the remainder of which reaches maturity in Q4 of 2026, our cash balance at 2024 year-end of $171 million, supplemented by proceeds from the sale of our Geomagic software platform for $123 million in the coming weeks, positions us well to continue reducing our leverage while supporting the investments needed to deliver long-term growth and profitability.”

Summary of Fourth Quarter Results

Revenue for the fourth quarter of 2024 decreased 3% to $111.0 million compared to the same period last year and includes an $8.7 million reduction due to a change in accounting estimate related to refinement of milestone recognition criteria within our Regenerative Medicine program.

Healthcare Solutions revenue, which includes revenues from our Regenerative Medicine program, decreased 21% to $40.4 million compared to the prior year period.

Industrial Solutions revenue increased 11% to $70.7 million compared to the prior year period.

Gross profit margin for the fourth quarter of 2024 was 31.0% compared to 38.3% in the same period last year. Non-GAAP gross profit margin was 31.3% compared to 39.8% in the same period last year and decreased primarily due to the accounting estimate changes previously described for our Regenerative Medicine program. Excluding the impact of these accounting estimate changes, non-GAAP gross profit margins were 36.3% for Q4 and 38.7% for the full year 2024, offering a perspective on our core Healthcare and Industrial business performance.

Net loss attributable to 3D Systems Corporation improved by $259.0 million to a loss of $33.7 million in the fourth quarter of 2024 compared to the same period in the prior year. The improvement in net loss primarily reflects the year-over-year change in impairment of goodwill and other intangible assets taken during the prior year period.

Adjusted EBITDA decreased by $5.1 million to a loss of $19.1 million in the fourth quarter of 2024 compared to the same period last year primarily driven by lower revenue and margin due to a change in accounting estimate related to refinement of milestone recognition criteria in our Regenerative Medicine program.

Summary of Full-Year 2024 Results

Revenue for 2024 of $440.1 million decreased 10% compared to the prior year. The decline in revenue primarily reflects lower hardware systems sales due to macroeconomic factors that are negatively impacting demand.

Healthcare Solutions revenue decreased 11% to $189.7 million compared to the prior year.

Industrial Solutions revenue decreased 9% to $250.4 million compared to the prior year.

Gross profit margin for the full year 2024 was 37.3% compared to 40.2% in the prior year. Non-GAAP gross profit margin was 37.4% for the full year 2024 compared to 40.6% in the prior year. Gross profit margin decreased primarily due to the change in accounting estimate related to refinement of milestone recognition criteria within our Regenerative Medicine program and unfavorable manufacturing variances.

Net loss for the full year 2024 improved by $107.1 million to a loss of $255.6 million compared to the prior year. The improvement in net loss primarily reflects the year-over-year change in impairment of goodwill and other intangible assets taken during 2023.

Adjusted EBITDA decreased by $40.1 million to a loss of $66.4 million in 2024 compared to prior year primarily driven by lower revenues and increases in consulting and outside services expenses.

2025 Outlook

Assuming no material change in current macroeconomic conditions and the expected divestiture of the Geomagic business in early Q2 of 2025, the Company is providing the following for its full year 2025 outlook:

•	Revenue within the range of $420 million to $435 million, representing essentially flat to modest growth when excluding Geomagic revenue for the same periods in FY’24

•	Non-GAAP Gross Profit Margin within the range of 37% to 39%

•	Non-GAAP Operating Expense within the range of $200 million to $220 million

•	Adjusted EBITDA to be break even or better in Q4 2025

Financial Liquidity

At December 31, 2024, cash and cash equivalents totaled $171.3 million and decreased $160.2 million since December 31, 2023. This decrease resulted primarily from the repurchase of our Convertible Notes due November 2026 of $87.2 million, cash used in operations of $44.9 million, and capital expenditures of $16.1 million. At December 31, 2024, the company had total debt, net of deferred financing costs of $212.0 million.

Q4 and FY 2024 Conference Call and Webcast

The Company will host a conference call and simultaneous webcast to discuss these results on March 27 2025, which may be accessed as follows:

Date: Thursday, March 27, 2025

Time: 8:30 a.m. Eastern Time

Listen via webcast: www.3dsystems.com/investor

Participate via telephone: 201-689-8345

A replay of the webcast will be available approximately two hours after the live presentation at www.3dsystems.com/investor.

Forward-Looking Statements

Certain statements made in this release that are not statements of historical or current facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from historical results or from any future results or projections expressed or implied by such forward-looking statements. In many cases, forward looking statements can be identified by terms such as “believes,” “belief,” “expects,” “may,” “will,” “estimates,” “intends,” “anticipates” or “plans” or the negative of these terms or other comparable terminology. Forward-looking statements are based upon management’s beliefs, assumptions and current expectations and may include comments as to the company’s beliefs and expectations as to future events and trends affecting its business and are necessarily subject to uncertainties, many of which are outside the control of the company. The factors described under the headings “Forward-Looking Statements” and “Risk Factors” in the company’s periodic filings with the Securities and Exchange Commission, as well as other factors, could cause actual results to differ materially from those reflected or predicted in forward-looking statements. Although management believes that the expectations reflected in the forward-looking statements are reasonable, forward-looking statements are not, and should not be relied upon as a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at which such performance or results will be achieved. The forward-looking statements included are made only as the date of the statement. 3D Systems undertakes no obligation to update or revise any forward-looking statements made by management or on its behalf, whether as a result of future developments, subsequent events or circumstances or otherwise, except as required by law.

Presentation of Information in this Press Release

3D Systems reports its financial results in accordance with GAAP. Management also reviews and reports certain Non-GAAP measures, including: Non-GAAP gross profit, Non-GAAP gross profit margin, Non-GAAP diluted income (loss) per share, Non-GAAP operating expense and Adjusted EBITDA. These Non-GAAP measures exclude certain items that management does not view as part of 3D Systems’ core results as they may be highly variable, may be unusual or infrequent, are difficult to predict and can distort underlying business trends and results. Management believes that the Non-GAAP measures provide useful additional insight into underlying business trends and results and provide meaningful information regarding the comparison of period-over-period results. Additionally, management uses the Non-GAAP measures for planning, forecasting and evaluating business and financial performance, including allocating resources and evaluating results relative to employee compensation targets. 3D Systems’ Non-GAAP measures are not calculated in accordance with or as required by GAAP and may not be calculated in the same manner as similarly titled measures used by other companies. These Non-GAAP measures should thus be considered as supplemental in nature and not considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP.

To calculate the Non-GAAP measures, 3D Systems excludes the impact of the following items:

•	amortization of intangible assets, a non-cash expense, as 3D Systems’ intangible assets were primarily acquired in connection with business combinations;

•	costs incurred in connection with acquisitions and divestitures, such as legal, consulting and advisory fees;

•	stock-based compensation expenses, a non-cash expense;

•	charges related to restructuring and cost optimization plans, impairment charges, including goodwill, and divestiture gains or losses;

•	certain compensation expense related to the 2021 Volumetric acquisition; and

•	costs, including legal fees, related to significant or unusual litigation matters.

Amortization of intangibles and acquisition and divestiture-related costs are excluded from Non-GAAP measures as the timing and magnitude of business combination transactions are not predictable, can vary significantly from period to period and the purchase price allocated to amortizable intangible assets and the related amortization period are unique to each acquisition. Amortization of intangible assets will recur in future periods until such intangible assets have been fully amortized. While intangible assets contribute to the company’s revenue generation, the amortization of intangible assets does not directly relate to the sale of the company’s products or services. Additionally, intangible assets amortization expense typically fluctuates based on the size and timing of the company’s acquisition activity. Accordingly, the company believes excluding the amortization of intangible assets enhances the company’s and investors’ ability to compare the company’s past financial performance with its current performance and to analyze underlying business performance and trends. Although stock-based compensation is a key incentive offered to certain of our employees, the expense is non-cash in nature, and we continue to evaluate our business performance excluding stock-based compensation; therefore, it is excluded from Non-GAAP measures. Stock-based compensation expenses will recur in future periods. Charges related to restructuring and cost optimization plans, impairment charges, including goodwill, divestiture gains or losses, and the costs, including legal fees, related to significant or unusual litigation matters are excluded from Non-GAAP measures as the frequency and magnitude of these activities may vary widely from period to period. Additionally, impairment charges, including goodwill, are non-cash. Furthermore, the company believes the costs, including legal fees, related to significant or unusual litigation matters are not indicative of our core business’ operations. Finally, 3D Systems excludes contingent consideration recorded as compensation expense related to the 2021 Volumetric acquisition from Non-GAAP measures as management evaluates financial performance excluding this expense, which is viewed by management as similar to acquisition consideration.

The matters discussed above are tax effected, as applicable, in calculating Non-GAAP diluted income (loss) per share.

Adjusted EBITDA, defined as net income, plus income tax (provision) benefit, interest and other income (expense), net, stock-based compensation expense, amortization of intangible assets, depreciation expense, and other Non-GAAP adjustments, all as described above, is used by management to evaluate performance and helps measure financial performance period-over-period.

A reconciliation of GAAP to Non-GAAP financial measures is provided in the accompanying schedules.

3D Systems does not provide forward-looking guidance for certain measures on a GAAP basis. The company is unable to provide a quantitative reconciliation of forward-looking Non-GAAP gross profit margin, Adjusted EBITDA, and Non-GAAP operating expense to the most directly comparable forward-looking GAAP measures without unreasonable effort because certain items, including litigation costs, acquisition expenses, stock-based compensation expense, intangible assets amortization expense, restructuring expenses, and goodwill impairment charges are difficult to predict and estimate. These items are inherently uncertain and depend on various factors, many of which are beyond the company’s control, and as such, any associated estimate and its impact on GAAP performance could vary materially.

About 3D Systems

More than 35 years ago, Chuck Hull’s curiosity and desire to improve the way products were designed and manufactured gave birth to 3D printing, 3D Systems, and the additive manufacturing industry. Since then, that same spark continues to ignite the 3D Systems team as we work side-by-side with our customers to change the way industries innovate. As a full-service solutions partner, we deliver industry-leading 3D printing technologies, materials and software to high-value markets such as medical and dental; aerospace, space and defense; transportation and motorsports; AI infrastructure; and durable goods. Each application-

specific solution is powered by the expertise and passion of our employees who endeavor to achieve our shared goal of Transforming Manufacturing for a Better Future. More information on the company is available at www.3dsystems.com.

Tables Follow

3D Systems Corporation

Consolidated Balance Sheets

(in thousands, except par value)

	December 31, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$171,324	$331,525
Accounts receivable, net of reserves — $2,433 and $3,389	101,471	101,497
Inventories	118,530	152,188
Prepaid expenses and other current assets	34,329	42,612
Assets held for sale	3,176	—

Total current assets	428,830	627,822
Property and equipment, net	51,044	64,461
Intangible assets, net	18,020	62,724
Goodwill	14,879	116,082
Operating lease right-of-use assets	50,715	58,406
Finance lease right-of-use assets	8,726	12,174
Long-term deferred income tax assets	2,063	4,230
Other assets	34,569	44,761

Total assets	$608,846	$990,660

LIABILITIES, REDEEMABLE NON-CONTROLLING INTEREST AND EQUITY
Current liabilities:
Current operating lease liabilities	$9,514	$9,924
Accounts payable	41,833	49,757
Accrued and other liabilities	45,488	49,460
Customer deposits	4,712	7,599
Deferred revenue	27,298	30,448
Liabilities held for sale	10,251	—

Total current liabilities	139,096	147,188
Long-term debt, net of deferred financing costs	211,995	319,356
Long-term operating lease liabilities	52,527	56,795
Long-term deferred income tax liabilities	2,076	5,162
Other liabilities	25,001	33,400

Total liabilities	430,695	561,901
Commitments and contingencies
Redeemable non-controlling interest	1,958	2,006
Stockholders’ equity:
Common stock, $0.001 par value, authorized 220,000 shares; shares issued 135,510 and 133,619 as of December 31, 2024 and 2023, respectively	136	134
Additional paid-in capital	1,593,366	1,577,519
Accumulated deficit	(1,362,243)	(1,106,650)
Accumulated other comprehensive loss	(55,066)	(44,250)

Total stockholders’ equity	176,193	426,753

Total liabilities, redeemable non-controlling interest and stockholders’ equity	$608,846	$990,660

3D Systems Corporation

Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Revenue:	(unaudited)	(unaudited)
Products	$70,426	$74,763	$279,178	$328,731
Services	40,598	40,085	160,943	159,338

Total revenue	111,024	114,848	440,121	488,069
Cost of sales:
Products	46,288	49,816	175,859	203,258
Services	30,291	21,075	100,084	88,390

Total cost of sales	76,579	70,891	275,943	291,648

Gross profit	34,445	43,957	164,178	196,421
Operating expenses:
Selling, general and administrative	43,360	59,549	210,132	210,172
Research and development	20,219	22,513	86,479	89,466
Asset impairment charges	1,234	289,190	144,967	302,787

Total operating expenses	64,813	371,252	441,578	602,425

Loss from operations	(30,368)	(327,295)	(277,400)	(406,004)
Non-operating income (loss):
Foreign exchange gain (loss), net	3,226	(978)	2,452	(4,825)
Interest income	1,502	3,781	7,302	19,511
Interest expense	(620)	(689)	(2,564)	(3,301)
Other income (loss), net	(1,505)	31,887	20,214	32,307

Total non-operating income (loss)	2,603	34,001	27,404	43,692

Loss before income taxes	(27,765)	(293,294)	(249,996)	(362,312)
(Provision) benefit for income taxes	(4,689)	1,045	(2,193)	641
Loss on equity method investment, net of income taxes	(1,001)	(535)	(3,404)	(1,282)

Net loss before redeemable non-controlling interest	(33,455)	(292,784)	(255,593)	(362,953)
Less: net loss attributable to redeemable non-controlling interest	252	(116)	—	(265)

Net loss attributable to 3D Systems Corporation	$(33,707)	$(292,668)	$(255,593)	$(362,688)

Net loss per common share:
Basic	$(0.25)	$(2.25)	$(1.94)	$(2.79)

Diluted	$(0.25)	$(2.25)	$(1.94)	$(2.79)

Weighted average shares outstanding:
Basic	132,576	130,431	131,861	129,944
Diluted	132,576	130,431	131,861	129,944

3D Systems Corporation

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2024	2023
Cash flows from operating activities:
Net loss before redeemable non-controlling interest	$(255,593)	$(362,953)
Adjustments to reconcile loss income to net cash used in operating activities:
Depreciation and amortization	33,310	33,413
Accretion of debt discount	1,378	2,640
Stock-based compensation	18,457	23,504
Loss on short-term investments	—	6
Non-cash operating lease expense	9,871	9,267
Provision for inventory obsolescence and revaluation	12,360	6,350
Provision for bad debts	506	595
Loss on the disposition of businesses, property, equipment and other assets	2,795	6
Gain on debt extinguishment	(21,518)	(32,181)
Benefit for deferred income taxes and reserve adjustments	(952)	(2,412)
Loss on equity method investment	3,404	1,282
Impairments of assets	144,967	304,698
Changes in operating accounts:
Accounts receivable	(6,376)	(6,186)
Inventories	15,766	(20,555)
Prepaid expenses and other current assets	7,049	(7,961)
Accounts payable	(5,812)	(5,526)
Deferred revenue and customer deposits	3,602	1,245
Accrued and other liabilities	(6,187)	(12,933)
All other operating activities	(1,914)	(12,994)

Net cash used in operating activities	(44,887)	(80,695)

Cash flows from investing activities:
Purchases of property and equipment	(16,121)	(27,183)
Purchases of short-term investments	—	—
Sales and maturities of short-term investments	—	180,925
Proceeds from sale of assets and businesses, net of cash sold	96	194
Acquisitions and other investments, net of cash acquired	(3,000)	(29,152)
Net cash (used in) provided by investing activities	(19,025)	124,784

Cash flows from financing activities:
Repayment of borrowings/long-term debt	(87,218)	(100,614)
Purchase of non-controlling interests	—	—
Taxes paid related to net-share settlement of equity awards	(2,662)	(5,211)
Other financing activities	(1,385)	(644)

Net cash used in financing activities	(91,265)	(106,469)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(5,053)	3,516

Net decrease in cash, cash equivalents and restricted cash	(160,230)	(58,864)

Cash, cash equivalents and restricted cash at the beginning of the year [a]	333,111	391,975

Cash, cash equivalents and restricted cash at the end of the year [a]	$172,881	$333,111

(a)

The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the condensed consolidated balance sheets to the total of such amounts reported in the condensed consolidated statements of cash flows.

	December 31, 2024	December 31, 2023	December 31, 2022
Cash and cash equivalents	$171,324	$331,525	$388,134
Restricted cash included in prepaid expenses and other current assets	123	119	114
Restricted cash included in other assets	1,434	1,467	3,727

Total cash, cash equivalents and restricted cash shown in the consolidated statements of cash flows	$172,881	$333,111	$391,975

Amounts included in restricted cash as of December 31, 2024 and December 31, 2023 primarily relate to guarantees in the form of a standby letter of credit as security for a long-term real estate lease. Amounts included in restricted cash as of December 31, 2022 primarily relate to $3,435 deposited into and held in an escrow account prior to its use as part of our initial investment in the National Additive Manufacturing Innovation (“NAMI”) joint venture. The remaining amounts in restricted cash in all periods presented relate to collateral for letters of credit and bank guarantees.

Appendix

3D Systems Corporation

Unaudited Reconciliations of GAAP to Non-GAAP Measures

Segment Revenue (1)

	Three Months Ended December 31,
(in millions)	2024	2023	$ Change	% Change
Healthcare Solutions	$40.4	$51.2	$(10.8)	(21.1)%
Industrial Solutions	70.7	63.7	7.0	11.0%

Total revenue	$111.0	$114.8	$(3.8)	(3.3)%

(1)	Amounts in table may not foot due to rounding

	Year Ended December 31,
(in millions)	2024	2023	$ Change	% Change
Healthcare Solutions	$189.7	$213.2	$(23.5)	(11.0)%
Industrial Solutions	250.4	274.9	(24.5)	(8.9)%

Total revenue	$440.1	$488.1	$(47.9)	(9.8)%

(1)	Amounts in table may not foot due to rounding

Gross Profit and Gross Profit Margin (1)

	Three Months Ended December 31,
(in millions)	2024		2023
	Gross Profit	Gross Profit Margin	Gross Profit	Gross Profit Margin
GAAP	$34.4	31.0%	$44.0	38.3%
Amortization expense included in Cost of sales	0.2		0.4
Severance accrual adjustment	0.1		1.4

Non-GAAP (2)	$34.7	31.3%	$45.8	39.8%

(1)	Amounts in table may not foot due to rounding
(2)	Calculated as non-GAAP gross profit as a percentage of total revenue.

	Year Ended December 31,
(in millions)	2024		2023
	Gross Profit	Gross Profit Margin	Gross Profit	Gross Profit Margin
GAAP	$164.2	37.3%	$196.4	40.2%
Amortization expense included in Cost of sales	1.0		0.5
Severance accrual adjustment	(0.4)		1.4

Non-GAAP (2)	$164.8	37.4%	$198.4	40.6%

(1)	Amounts in table may not foot due to rounding
(2)	Calculated as non-GAAP gross profit as a percentage of total revenue.

Non-GAAP Operating Expense(1)

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2024	2023	2024	2023
Operating expense	$64.8	$371.3	$441.6	$602.4
Amortization expense	(0.8)	(2.0)	(13.3)	(11.6)
Stock-based compensation expense	(1.1)	(8.4)	(18.4)	(23.5)
Acquisition and divestiture-related expense	(1.4)	1.2	(2.2)	1.1
Legal and other expense	(1.8)	(3.2)	(11.0)	(8.1)
Restructuring expense	(0.1)	(3.3)	(1.4)	(10.1)
Asset impairment charges	(1.2)	(290.1)	(145.0)	(304.4)

Non-GAAP operating expense	$58.4	$65.4	$250.3	$246.0

(1)	Amounts in table may not foot due to rounding

Appendix

3D Systems Corporation

Unaudited Reconciliations of GAAP to Non-GAAP Measures

Net Loss to Adjusted EBITDA (1)

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2024	2023	2024	2023
Net loss attributable to 3D Systems Corporation	$(33.7)	$(292.7)	$(255.6)	$(362.7)
Interest (income) expense, net	(0.9)	(3.1)	(4.7)	(16.2)
Provision (benefit) for income taxes	4.7	(1.0)	2.2	(0.6)
Depreciation expense	4.5	5.7	19.0	21.3
Amortization expense	1.0	2.4	14.3	12.1

EBITDA	(24.4)	(288.8)	(224.8)	(346.1)
Stock-based compensation expense	1.1	8.4	18.4	23.5
Acquisition and divestiture-related expense	1.4	(1.2)	2.2	(1.1)
Legal and other related costs	2.2	3.2	11.4	8.1
Restructuring expense	(0.2)	4.8	0.7	11.5
Net loss attributable to redeemable non-controlling interest	0.3	(0.1)	0.1	(0.3)
Loss on equity method investment, net of tax	1.0	0.5	3.4	1.3
Asset impairment charges	1.2	290.1	145.0	304.4
Gain on repurchase of debt	—	(32.2)	(21.5)	(32.2)
Other non-operating (income) expense	(1.7)	1.3	(1.2)	4.7

Adjusted EBITDA	$(19.1)	$(14.0)	$(66.4)	$(26.3)

(1)	Amounts in table may not foot due to rounding

Appendix

3D Systems Corporation

Unaudited Reconciliations of GAAP to Non-GAAP Measures

Diluted Loss per Share (1)

	Three Months Ended December 31,		Year Ended December 31,
(in dollars)	2024	2023	2024	2023
Diluted loss per share	$(0.25)	$(2.25)	$(1.94)	$(2.79)
Amortization expense	0.01	0.02	0.11	0.09
Stock-based compensation expense	0.01	0.06	0.14	0.18
Acquisition and divestiture-related expense	0.01	(0.01)	0.02	(0.01)
Legal expense	0.02	0.03	0.09	0.06
Restructuring expense	—	0.04	0.01	0.09
Asset impairment charges	0.01	2.23	1.10	2.35
Gain on repurchase of debt	—	(0.25)	(0.16)	(0.25)
Loss on equity method investment and other	0.01	—	0.03	—

Non-GAAP diluted loss per share	$(0.19)	$(0.13)	$(0.62)	$(0.28)

(1)	Amounts in table may not foot due to rounding